Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	FD
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.293.4425
dfairfax@foundrynet.com	miburg@foundrynet.com	jgolz@fd.com
FOUNDRY NETWORKS ANNOUNCES TIMETABLE
FOR SPECIAL MERGER-RELATED DIVIDEND
SANTA CLARA, CA- December 8, 2008- Foundry Networks™, Inc. (NASDAQ: FDRY), announced today that it expects to pay its previously announced conditional special dividend to holders of record of shares of Foundry common stock immediately prior to the completion of the merger between Foundry and a wholly owned subsidiary of Brocade Communications Systems, Inc.
As previously announced, Foundry stockholders will be entitled to receive the net proceeds of the sale of Foundry’s portfolio of auction rate securities — up to approximately $50 million in the aggregate — calculated on a fully diluted basis based on the treasury stock method, if Foundry is successful in liquidating its portfolio of these securities prior to the completion of the merger. If the net proceeds from the liquidation process are less than $50 million in the aggregate, the amount of the special dividend will be reduced accordingly. Foundry has engaged Houlihan Lokey Howard & Zukin Capital, Inc. to assist it in connection with the sale of these securities.
Foundry will convene a special meeting of its stockholders on December 17, 2008 to consider the proposed merger with Brocade. The parties anticipate that the merger will,

subject to satisfaction of closing conditions, be completed in the period between the special meeting and the end of the calendar year.
The special dividend is scheduled to be paid on the date on which the merger is completed. If the pending merger is not completed, Foundry will not pay the special dividend.
Cautionary Statement
This press release contains statements that are forward-looking in nature, including statements regarding the expected schedule for the completion of the proposed merger and the ability of Foundry to sell its auction rate securities. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties. The risks include, but are not limited to, the risk that the transaction under the amended terms and conditions may not close and whether a market for auction rate securities exists or will exist prior to the close of the acquisition and at what price such securities could or will be sold. Foundry does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro routers and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit http://www.foundrynet.com.

Additional Information
In connection with the proposed transaction, Foundry has filed a revised proxy statement with the SEC. Investors and security holders are urged to read the revised proxy statement as it contains important information about the proposed transaction. Investors and security holders may obtain free copies of this and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Foundry’s website at http://www.foundrynet.com/company/ir/ or the SEC’s website at http://www.sec.gov. Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction has been included in the proxy statement described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
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